Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors (Alternative) VI, Ltd.
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
Georgetown, Grand Cayman, KY1-9005
Cayman Islands

Issuer Name and Ticker or Trading Symbol:	First BanCorp [FBP]

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	August 16, 2013

Footnotes to Form 4

(1) This statement is being filed by Thomas H. Lee Advisors (Alternative) VI, Ltd. (“Advisors”), THL FBC Equity Investors, L.P. (“FBC Fund”), Thomas H. Lee (Alternative) Fund VI, L.P. (“Fund VI”), Thomas H. Lee (Alternative) Parallel Fund VI, L.P. (“Parallel Fund VI”) and Thomas H. Lee (Alternative) Parallel (DT) Fund VI (“DT Fund VI”; together with FBC Fund, Fund VI and Parallel Fund VI, the “Funds”).

(2) Represents shares of the Issuer sold by the following entities:  101,044 shares sold by FBC Fund; 4,399,477 shares sold by Fund VI; 2,979,092 shares sold by Parallel Fund VI; and 520,387 shares sold by DT Fund VI.

(3) Advisors is the general partner of THL Advisors (Alternative) VI, L.P., which, in turn, is the general partner of FBC Fund, Fund VI, Parallel Fund VI and DT Fund VI.  Due to these relationships, Advisors may be deemed to beneficially own the shares of the Issuer owned directly by each of the Funds.

Each of Advisors and the Funds disclaims beneficial ownership of the shares listed in the report, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

(4) This amount represents the $6.75 public offering price per share of the Issuer’s common stock less the underwriting discount of $0.0844 per share.